MIDWAY FORMALIZES JOINT VENTURE WITH BARRICK

SPRING VALLEY, NEVADA

February 24, 2014

Denver, Colorado – Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX, MDW:NYSE-MKT) announces that Barrick Gold Exploration Inc. has completed its earn-in to a Joint Venture at the Spring Valley project in Pershing County, Nevada. Barrick notified the Company in November 2013 that it had completed expenditures of the $38M required to earn a 70% interest in the project. The companies have now completed formation of the joint venture with Barrick holding a 70% interest and Midway holding a 30% interest. Midway has the option to be carried to production at which point, Midway will retain a 25% interest in Spring Valley.

Spring Valley Project, Nevada

Spring Valley is a large, porphyry-hosted gold system, located about 20 miles northeast of Lovelock in Pershing County, Nevada. A May 2011 updated resource estimate released by Midway is summarized in Table 1 below. The estimate was prepared Gustavson Associates, LLC of Lakewood, Colorado (Midway press release dated May 2, 2011). The updated resource includes Barrick’s 2009 and 2010 drill results and significantly increased the resource in the Measured and Indicated categories and added additional Inferred resources. An updated Technical Report dated November 29, 2012 clarified some of the language but did not change any of the numbers. Barrick’s 2011 and 2012 drill results are not included in the resource calculation.

Table 1. May 2011 Spring Valley Resource Estimate

RESOURCE	TONNES	GRADE	CONTAINED
	(‘000s)	(g/t)	(‘000s oz)
Measured	59,032	0.49	931
Indicated	85,793	0.59	1,229
M&I	144,825	0.46	2,160
Inferred	103,935	0.59	1,971

This release has been reviewed and approved for Midway by William S. Neal (M.Sc., CPG), Vice President of Geological Services of Midway, a "qualified person" as that term is defined in NI 43-101.

ON BEHALF OF THE BOARD

"Kenneth A. Brunk"
Kenneth A. Brunk, Chairman, President and CEO

About Midway Gold Corp.
Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate gold mines in a manner accountable to all stakeholders while assuring return on shareholder investments. For more information about Midway, please visit our website at www.midwaygold.com or contact Jaime Wells, Investor Relations Analyst, at (877) 475-3642 (toll-free).

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